UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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PRE-PAID LEGAL SERVICES, INC.
(Name of Registrant as Specified in its Charter)

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(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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PRE-PAID LEGAL SERVICES, INC.
One Pre-Paid Way
Ada, Oklahoma 74820

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE HOLDERS OF SHARES OF COMMON STOCK:

Our Annual Meeting of Shareholders will be held in the Liberty Auditorium at our corporate offices located at One Pre-Paid Way in Ada, Oklahoma, on Friday, May 21, 2010, at 1:00 p.m., local time, for the following purposes:

(1)	To elect three members to our Board of Directors;

(2)	To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm; and

(3)	To transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

The Annual Meeting may be recessed from time to time and, at any reconvened meeting, action with respect to the matters specified in this notice may be taken without further notice to shareholders unless required by the bylaws.

Shareholders of record of Common Stock at the close of business on March 23, 2010 are entitled to notice of, and to vote on all matters at, the Annual Meeting. A list of all shareholders will be available for inspection at the Annual Meeting and, during normal business hours the ten days prior thereto, at our offices, One Pre-Paid Way, Ada, Oklahoma.

BY ORDER OF THE BOARD OF DIRECTORS

Kathy Pinson, Secretary
Ada, Oklahoma
April 6, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 21, 2010

This proxy statement, this notice of annual meeting, a form of proxy and our 2009 Annual Report to Shareholders, are all available free of charge on our website at http://www.prepaidlegal.com/shareholder_docs

Please vote by telephone or by using the Internet as instructed on the enclosed Proxy Card or complete, sign and date the enclosed Proxy Card and return it promptly in the envelope enclosed for that purpose. You may nevertheless vote in person if you do attend the meeting.

IMPORTANT VOTING INFORMATION

If you hold your shares through a broker, bank or other financial institution, the U.S. Securities and Exchange Commission has approved a New York Stock Exchange rule that changes the manner in which your vote in the election of directors will be handled at our upcoming 2010 Annual Meeting. Shareholders who hold shares of our Common Stock through a broker, bank or other financial institution receive proxy materials before each shareowner meeting. In the past, if you did not transmit your voting instructions before the shareholder meeting, your broker was allowed to vote on your behalf on the election of directors and other matters considered routine.

A New Rule for Shareholder Voting
Effective January 1, 2010, your broker will no longer be permitted to vote on your behalf on the election of directors unless you provide specific instructions by completing and returning the Proxy Card or following the instructions provided to you to vote your shares via telephone or the Internet. For your vote to be counted, you now will need to communicate your voting decisions to your broker, bank or other financial institution before the date of the shareholder meeting.

Your Participation in Voting the Shares You Own Is Important
Voting your shares is important to ensure that you have a say in the governance of your company. Please review the proxy materials and follow the instructions on the Proxy Card to vote your shares. We hope you will exercise your rights and fully participate as a shareholder in our company’s future.

More Information Is Available
If you have any questions about this new rule or the proxy voting process in general, please contact the broker, bank or other financial institution where you hold your shares. The SEC also has a website (www.sec.gov/spotlight/proxymatters.shtml) with more information about your rights as a shareholder. Additionally, you may contact our stock transfer agent at (800) 884-4225.

PROXY STATEMENT
PRE-PAID LEGAL SERVICES, INC.
One Pre-Paid Way
Ada, Oklahoma 74820

2010 ANNUAL MEETING OF SHAREHOLDERS

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

When and where is the Annual Meeting?

Our 2010 Annual Meeting of Shareholders (“Annual Meeting”) will be held in the Liberty Auditorium at our corporate offices located at One Pre-Paid Way in Ada, Oklahoma, on Friday, May 21, 2010, at 1:00 p.m., local time.

Why am I receiving these materials?

We sent you this proxy statement and the enclosed Proxy Card because our Board of Directors is soliciting your proxy to vote at the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed Proxy Card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

We intend to mail this proxy statement and accompanying Proxy Card on or about April 6, 2010 to all shareholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

The record date for determining shareholders entitled to notice of the Annual Meeting and to vote has been established as the close of business on March 23, 2010. On that date, we had 10,013,149 shares of Common Stock, par value $.01 per share, outstanding and eligible to vote, exclusive of treasury stock.

Shareholder of Record: Shares Registered in Your Name

If on March 23, 2010 your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed Proxy Card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 23, 2010 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?
There are two matters scheduled for a vote:

♦	Election of three (3) directors; and

♦	Ratification of Grant Thornton LLP as our independent registered public accounting firm.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed Proxy Card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

♦	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

♦
To vote using the Proxy Card, simply complete, sign and date the enclosed Proxy Card and return it promptly in the envelope provided. If you return your signed Proxy Card to us before the Annual Meeting, we will vote your shares as you direct.

♦
To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed Proxy Card. Your vote must be received by 11:59 p.m. on May 20, 2010 to be counted.

♦
To vote on the Internet, go to www.proxyvote.com to complete an electronic Proxy Card. You will be asked to provide the company number and control number from the enclosed Proxy Card. Your vote must be received by 11:59 p.m. on May 20, 2010 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Proxy Card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the Proxy Card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of Common Stock you own as of March 23, 2010.

What if I return a Proxy Card but do not make specific choices?
If you are the record holder of your shares and you return a signed and dated Proxy Card without marking any voting selections, your shares will be voted “For” the election of the nominees for director, and “For” the ratification of Grant Thornton LLP as our independent registered public accounting firm. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your Proxy Card) will vote your shares using his or her best judgment.

If you are the beneficial owner of your shares and you return a signed and dated Proxy Card without marking any voting selections, your shares will not be voted in the election of the nominees for director, and will be voted “For” the ratification of Grant Thornton LLP as our independent registered public accounting firm. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your Proxy Card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Proxy Card?

If you receive more than one Proxy Card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each Proxy Card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

♦	You may submit another properly completed Proxy Card with a later date;

♦	You may send a written notice that you are revoking your proxy to PRE-PAID LEGAL SERVICES, INC., One Pre-Paid Way, Ada, Oklahoma 74820, Attention: Kathy Pinson, Secretary; or

♦	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” for election of directors and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange (“NYSE”) on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

Shares represented by proxies which are marked “withhold authority” with respect to the election of any one or more nominees for election as directors will be counted for the purpose of determining the number of shares represented by proxy at the meeting. Because directors are elected by a plurality rather than a majority of the shares present in person or represented by proxy at the Annual Meeting, proxies marked “withhold authority” with respect to any one or more nominee will not affect the outcome of the nominee’s election unless the nominee receives no affirmative votes or unless other candidates are nominated for election as directors.

Shares represented by limited proxies will be treated as represented at the meeting only as to such matter or matters for which authority is granted in the limited proxy. Shares represented by proxies returned by brokers where the brokers’ discretionary authority is limited by stock exchange rules will be treated as represented at the Annual Meeting only as to such matter or matters voted on in the proxies.

How many votes are needed to approve each proposal?

Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting.

For the ratification of Grant Thornton LLP as our independent registered public accounting firm, Proposal No. 2 must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

All other matters properly brought before the Annual Meeting will be decided by a majority of the votes cast on the matter, unless otherwise required by law.

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by shareholders present at the meeting or by proxy. On the record date, there were 10,013,149 shares outstanding and entitled to vote. Therefore, 5,006,575 shares must be represented by shareholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our report on Form 8-K within four days following the Annual Meeting.

PROPOSAL ONE
ELECTION OF DIRECTORS
General
Our Board of Directors currently consists of seven directorships, six of which are presently filled and one of which is vacant, and is divided into three classes as nearly equal in size as possible, with the term of office of one class expiring each year. Based on the recommendation of the Nominating Committee, the Board of Directors has nominated and proposes that Orland G. Aldridge, Peter K. Grunebaum and Duke R. Ligon, whose terms as directors expire as of the Annual Meeting of Shareholders for 2010, be re-elected for three-year terms as directors.

The election of a director requires the affirmative vote of a plurality of the shares of Common Stock voting in person or by proxy at the Annual Meeting. All proxies will be voted, to the extent permitted and in the absence of instructions to the contrary, FOR the re-election of Messrs. Aldridge, Grunebaum and Ligon to the Board of Directors.

Should the nominees for election to the Board of Directors be unable to serve for any reason, the Board of Directors may, unless the Board of Directors by resolution provides for a lesser number of directors, designate substitute nominees in which event all proxies received without instructions will, to the extent permitted, be voted for the election of such substitute nominees. However, to the best knowledge of our Board of Directors, the named nominees will serve if elected.

Effective March 2, 2010, Mr. Thomas W. Smith resigned from his position as one of our directors. Mr. Smith was a member of the class of directors whose term expires in 2012. Mr. Smith’s resignation was not a result of any disagreement, known to us, on any matter relating to our operations, policies or practices. Until his resignation, and during 2009, Mr. Smith also served on our Compensation and Nominating Committees. Mr. Smith’s resignation has created a vacancy on our Board of Directors and such vacancy could be filled at any time by the Board.

Effective on April 2, 2010, following the relinquishment by Harland C. Stonecipher of the title of Chief Executive Officer, Randy Harp and Mark Brown became Co-Chief Executive Officers of the Company. The Charter of the Nominating Committee, which contemplates a single Chief Executive Officer, presently provides that the Chief Executive Officer shall be a director of the Company. The Board of Directors believes that, in light of the recent management changes, the Board of Directors should review the governing corporate documents of the Company, including the Charter of the Nominating Committee, to evaluate the appropriate implementation of the recent management changes and the Board of Directors has waived the requirement that the Chief Executive Officer be a director pending that review of the governing corporate documents.

The following is certain information about each of our current directors:
Name	Age	Director Since	Existing Term Expires
Orland G. Aldridge	71	2004	2010
Peter K. Grunebaum	76	1980	2010
Duke R. Ligon	68	2007	2010
Martin H. Belsky	65	1998	2011
Harland C. Stonecipher	71	1976	2011
John W. Hail	79	1998	2012

Unless otherwise discussed below, none of the corporations or other entities named below is a parent, subsidiary or other affiliate of the Company.

Orland G. Aldridge
Mr. Aldridge retired as a professor from Northeastern Oklahoma A & M College in Miami, Oklahoma in 2002 where he had been an instructor since 1982 and has been and remains an independent insurance agent. He has served as a director of our wholly owned subsidiary, Pre-Paid Legal Casualty, Inc. since 1991.

Peter K. Grunebaum
Mr. Grunebaum, currently an independent investment banker and corporate consultant, was the Managing Director of Fortrend International, an investment firm headquartered in New York, New York, a position he held from 1989 until the end of 2003. Mr. Grunebaum also serves as a director of StoneMor GP, LLC, the general partner of StoneMor Partners LP (NASDAQ-GM: STON) and Lucas Energy, Inc. (AMEX: LEI).

Duke R. Ligon
   Mr. Ligon retired in January 2007 as senior vice president and general counsel for Devon Energy Corporation (NYSE:DVN). Mr. Ligon recently served as executive director of the Love’s Entrepreneurial Center at Oklahoma City University as well as a strategic legal advisor to the Oklahoma-based Love’s Travel Stores. Mr. Ligon also serves as a director of Panhandle Oil & Gas Inc. (AMEX: PHX), PostRock Energy Corporation (NASDAQ-GM: PSTR), Blueknight Energy Partners, L.P. (Pink Sheets: SGLP) formerly known as SemGroup Energy Partners G.P., L.L.C., the general partner of L.L.C., the general partner of SemGroup Energy Partners, L.P. (NASDAQ-GM: SGLP) and also has served on TransMontaigne Partners, L.P. (NYSE:TLP), and TEPPCO Partners, L.P. prior to their merger with Enterprise Products Partners, L.P. Additionally, Mr. Ligon is a member of our Advisory Council; appears as a spokesman on our videos and communicates with our associates in connection with matters we determine material.

Martin H. Belsky
Mr. Belsky is currently Dean of the University of Akron School of Law, a position he has held since January 2008. Previously, Mr. Belsky was Dean of the University of Tulsa College of Law from 1995 to 2004. Subsequent to being Dean, Mr. Belsky was a professor of Law at the University of Tulsa College of Law, teaching courses in constitutional law, ethics, international law, and oceans policy until accepting his current position at the University of Akron.

Harland C. Stonecipher
Mr. Stonecipher has been the Chairman of our Board of Directors since its organization in 1976 and served as Chief Executive Officer until March 1996 and since February 1997. Mr. Stonecipher also served as our President at various times through January 1995 and since December 2002. Mr. Stonecipher also serves as an executive officer of several of our subsidiaries and served as a director of AMS Health Sciences, Inc. until December 5, 2005. Effective April 2, 2010, Mr. Stonecipher relinquished the title and responsibilities of Chief Executive Officer and President. At the suggestion of Mr. Stonecipher, the Board of Directors unanimously approved that the title and responsibilities of Chief Executive Officer will be shared equally by two co-Chief Executive Officers - Randy Harp and Mark Brown. The Board also named Mr. Harp as President. Mr. Stonecipher will continue to serve as the Chairman of our Board of Directors.

John W. Hail
John W. Hail is the founder of AMS Health Sciences, Inc. (formerly Advantage Marketing Systems, Inc.) (“AMS”) and served as Chief Executive Officer and Chairman of the Board of Directors of AMS, previously a publicly traded company, since its inception in June 1988 until February 12, 2006. AMS sells natural nutritional supplements, weight management products, and natural skincare products through a commission override compensation format. AMS filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code on December 27, 2007. From July 1986 through May 1988, Mr. Hail served as our Executive Vice President, Director and Agency Director and served as Chairman of the Board of Directors of TVC Marketing, Inc., which was our exclusive marketing agent from April 1984 through September 1985.

Specific Attributes, Experience, Qualifications and Skills of Directors
The Board of Directors has determined that, given the business of the Company and the issues that the Company confronts, it needs several core competencies among the directors, including the following core competencies: current or prior experience as a senior officer of a public company or other substantial management experience; finance experience; insurance experience; legal experience; and marketing experience.

The Nominating Committee has reviewed with the Board of Directors the specific attributes, experience, qualifications and skills of each director, including each nominee for election as a director at the Annual Meeting. The Nominating Committee has concluded that each director has the appropriate characteristics and skills required for Board membership and that each director possesses an in-depth knowledge of the Company’s business and strategy. The Nominating Committee further believes that our Board is composed of well-qualified and well-respected directors who, as a whole, cover the core competencies that our Board has identified. The experience and the key competencies of each director, as considered and reviewed by the Nominating Committee, are as follows:

Orland G. Alridge
In addition to his service on the Board since 2004 and his service as a director of Pre-Paid Legal Casualty, a casualty insurance company that is a subsidiary of the Company, since 1991, Mr. Aldridge has been an active independent insurance agent representing several insurance companies for 26 years. Mr. Aldridge provides insurance and marketing experience, two of the core competencies identified by our Board.

Peter K. Grunebaum
In addition to his service on the Board since 1980, Mr. Grunebaum has been an independent investment banker since 1962, in which capacity Mr. Grunebaum has had extensive involvement in, among other transactions, debt and equity financings and insurance industry related mergers and acquisitions. Mr. Grunebaum also has board experience as a director of two other public companies, StoneMor GP, LLC, the general partner of StoneMor Partners LP, and Lucas Energy, Inc. and has previously served on the Board of six other public companies. Mr. Grunebaum provides finance experience and insurance experience, two of the core competencies identified by our Board.

Duke R. Ligon
In addition to his service on the Board since 2007, Mr. Ligon has extensive experience in all aspects of corporate finance, including debt and equity financings and derivative-linked financings, governmental affairs, litigation, mergers and acquisitions and risk management, in a wide variety of positions. Mr. Ligon retired in January 2007 as senior vice president and general counsel for Devon Energy Corporation (NYSE:DVN) and brings more than 35 years of legal expertise in corporate securities, litigation, governmental affairs and mergers and acquisitions. Mr. Ligon recently served as executive director of the Love’s Entrepreneurial Center at Oklahoma City University as well as a strategic legal advisor to the Oklahoma-based Love’s Travel Stores. Prior to joining Devon in 1997, he practiced law for 12 years and last served as a partner at the law firm of Mayer, Brown & Platt in New York City. In addition, he was senior vice president and managing director for investment banking at Bankers Trust Co. in New York City for 10 years. Mr. Ligon received an undergraduate degree in chemistry from Westminster College and a law degree from the University of Texas School of Law. Mr. Ligon also serves as a director of Panhandle Oil & Gas Inc. (AMEX: PHX), PostRock Energy Corporation (NASDAQ-GM: PSTR), Blueknight Energy Partners, L.P.(Pink Sheets: SGLP) formerly known as SemGroup Energy Partners G.P., L.L.C., the general partner of SemGroup Energy Partners, L.P. (NASDAQ-GM: SGLP) and also has served on TransMontaigne Partners, L.P. (NYSE:TLP), and TEPPCO Partners, L.P. prior to their merger with Enterprise Products Partners, L.P. Mr. Ligon provides senior management, finance and law practice experience, three of the core competencies identified by our Board.

Martin H. Belsky
In addition to his service on the Board since 1998, Mr. Belsky has extensive legal and management experience, serving as President and Dean of the Albany Law School from 1986 to 1991, the Dean of the University of Tulsa College of Law from 1995 to 2002 and as Dean of the University of Akron School of Law since 2008. Dean Belsky also practiced law for more than 10 years, serving as a prosecutor and counsel to two Congressional Committees and a federal agency and served as assistant administrator of the Federal National Oceanic and Atmospheric Administration for two years. He has also served as a consultant to state and federal commissions, law firms, banks, and municipal corporations. Dean Belsky provides legal and senior management experience, two of the core competencies identified by our Board.

Harland C. Stonecipher
In addition to his service on the Board since 1976, Harland C. Stonecipher founded the Company and has served in senior management capacities with the Company since its formation. Mr. Stonecipher has served as Chairman of the Board since 1976, served as Chief Executive from 1976 to 1996 and from February 1997 to April 2010, and served as a President at various times through January 1995, and from December 2002 to April 2010. Mr. Stonecipher has also serves as a director of numerous subsidiaries of the Company. Mr. Stonecipher has been involved in, and responsible, for the marketing of the products and the recruitment of new associates, as well as the development of new products and the Company’s strategic planning. Mr. Stonecipher provides insurance, management and marketing experience, three of the core competencies identified by our Board.

John W. Hail
In addition to his service on the Board since 1998, Mr. Hail has substantial operating experience with the Company and substantial experience in marketing both products sold by the Company and other products. Mr. Hail served as the Executive Vice President and Agency Director of the Company from July 1986, to May 1988, and as the Chairman of the Board of Directors of TVC Marketing, Inc., the exclusive marketing agent of the Company,from April 1984, to September 1985. He served as the Chairman of the Board and the Chief Executive Officer of AMS Health Services, Inc., previously a public company engaged in product sales, from June 1998, to February 2006. Mr. Hail provides senior management and marketing experience, two of the core competencies identified by our Board.

Corporate Governance Matters
The Board of Directors uses the independence standards under the New York Stock Exchange (“NYSE”) corporate governance rules for determining whether directors are independent. The Board additionally follows the rules of the Securities and Exchange Commission (“SEC”) in determining independence for audit committee members. The Board has determined that Messrs. Aldridge, Belsky, Grunebaum and Ligon are independent under these NYSE and SEC rules for purposes of service on the Board and on the Nominating, Compensation and Audit committees. Members of each committee are elected annually by the Board and serve for one-year terms or until their successors are elected and qualified.

The Board of Directors held four meetings during 2009 and acted by unanimous consent six times. During such year, all directors listed above attended at least 75% of the meetings of the full Board and the committees on which they served.

We do not have a specific policy regarding board member’s attendance at annual meetings of shareholders, although, as a general rule, all directors usually attend such meeting. At the 2009 annual meeting of shareholders, all current directors attended the meeting.

The Board has established an Audit Committee currently consisting of Messrs. Aldridge, Belsky and Grunebaum. The Audit Committee selects, and oversees our relationship with, our independent registered public accounting firm and reviews with the independent registered public accounting firm the scope and results of the annual audit. The Audit Committee also reviews financial statements and reports including Forms 10-K and Forms 10-Q, reviews all significant financial reporting issues and practices and monitors internal control policies. The Audit Committee also establishes procedures for receipt, retention and treatment of complaints received by us regarding accounting, internal accounting control or auditing matters, recommends and reviews our code of ethics and oversees our internal audit function. The Audit Committee held eight meetings during 2009. The Committee chair, as representative of the Committee, discussed the interim financial information contained in each quarterly earnings announcement with the CFO and independent auditors prior to public release. The Board has determined that none of the members of the Audit Committee qualify as a “financial expert” as defined by the rules of the SEC, because none of the members meet the requisite qualifications for such designation. While we understand that a financial expert could bring additional expertise to the Board, we do not believe it is a necessity and have been unable to find a willing director with the necessary qualifications.

Additionally, the Board has established a Nominating Committee. The nominating committee currently consists of Messrs. Belsky and Ligon and is responsible for assisting the full Board in selecting individuals for service on the Board and evaluating their performance, as well as developing and monitoring our Corporate Governance Guidelines and Code of Business Conduct and Ethics. During 2009, the Nominating Committee met once.

The Board has also established a Compensation Committee currently consisting of Messrs. Belsky and Ligon. During 2009, the Compensation Committee met once.

The Board has authorized the Compensation Committee to annually review and approve corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluate the performance of the Chief Executive Officer in light of these goals and objectives and approve the amounts and individual elements of total compensation for the Chief Executive Officer based on this evaluation. In addition to determining the Chief Executive Officer’s total compensation, the Compensation Committee advises the Chief Executive Officer in his establishment of the compensation of the other executive officers. No other executive officer has the authority to participate, and has not participated, in the determination of executive officer compensation.

In addition to its role in determining our Chief Executive Officer’s compensation, the Compensation Committee has the authority to:

•
periodically evaluate, in conjunction with the Chief Executive Officer, and make recommendations to the Board regarding the terms and administration of our annual and long-term incentive plans to assure that they are structured and administered in a manner consistent with our compensation objectives as to participation, annual incentive awards, corporate financial goals, actual awards paid to our executive officers, and total funds reserved for payment under the compensation plans, if any.

•	periodically evaluate, in conjunction with the Chief Executive Officer, equity-related executive compensation plans and make recommendations to the Board based on the committee’s evaluation.

•
periodically evaluate and make recommendations to the Board regarding annual retainer and meeting fees for the Board and the committees of the Board and the terms and awards of any stock compensation for members of the Board.

If the Board so approves, the Compensation Committee has the sole authority to retain or terminate consultants, including the authority to approve the consultant’s fees and other retention terms. The Compensation Committee did not employ any consultants in 2009.

Compensation Committee Interlocks and Insider Participation
As stated above, Messrs. Belsky, Ligon and Smith were the members of our Compensation Committee in 2009. None of them has ever been an officer or employee of ours or any of our subsidiaries. Additionally, none of our executive officers serves on the compensation committee of any entity that has one or more of such entity’s executive officers serving on our Board.

Board Leadership Structure
Effective April 2, 2010, at the recommendation of Harland C. Stonecipher, Mr. Stonecipher relinquished the positions of Chief Executive Officer and President, remaining the Chairman of the Board, and Randy Harp and Mark Brown became Co-Chief Executive Officers, with Mr. Harp also serving as the President. While the Board of Directors believes that the dual service of Mr. Stonecipher as the Chairman of the Board and the Chief Executive Officer has been an effective leadership structure for the Company, it felt that the separation of duties represented by Mr. Stonecipher would permit the effective management of the Company in the future by permitting Messrs. Brown, Harp and Stonecipher to focus on different areas. Mr. Stonecipher is better able to focus on active participation by the Board and oversight of management, as well as marketing, product development and recruitment, while Mr. Harp is better able to focus on day-to-day operations of the Company and Mr. Brown is better able to focus on the day-to-day marketing and recruitment of the Company.

The Board of Directors believes that, in light of the recent management changes, the Board of Directors should review the governing corporate documents of the Company to evaluate the appropriate implementation of the recent management changes and to provide for the most effective management for the Company.

Company-Wide Risk Oversight
Our Board of Directors oversees a company-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. A fundamental part of risk management is not only understanding the risks we face and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for us. The involvement of the full Board of Directors in setting our business strategy is a key part of its assessment of management’s willingness to accept risk and a determination of what constitutes an appropriate level of risk for us.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. The Audit Committee Charter provides that one of the Audit Committee’s responsibilities and duties is compliance oversight, specifically to monitor our compliance with legal and regulatory requirements. In addition to evaluating and recommending the compensation of our executive officers, the Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with our business strategy, but does not create risks that are reasonably likely to have a material adverse affect on the Company.

    The Nominating Committee assists the Board in fulfilling its corporate governance and oversight responsibilities by reviewing corporate governance issues that may be brought before the Board, by exercising oversight over our Corporate Governance Guidelines, by recommending qualified individuals for nomination as directors and reviewing their performance, and by reviewing applicable laws and regulations related to corporate governance matters. The Board is kept abreast of its Committees' risk oversight and other activities via reports of the Committee Chairmen to the full Board. These reports are presented at regular Board meetings and include discussions of Committee agenda topics, including matters involving risk oversight. In addition, members of management who supervise the day-to-day risk management responsibilities report directly to the Board as a whole and to the Committees if requested. The Board considers specific risk topics, including risks associated with our strategic plan, our capital structure and our development activities. In addition, the Board receives regular reports from the members of our senior management team—which consists of the heads of our principal business and corporate functions—that include discussions of the risks and exposures involved in their respective areas of responsibility. These reports are provided in connection with every regular Board meeting and are discussed, as necessary.

Corporate Governance Guidelines and Communications with the Board
We adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics in accordance with the rules of the NYSE in January 2004. The Code of Business Conduct and Ethics is applicable to all employees and directors, including our principal executive, financial and accounting officers. In addition, each of the committees of the Board has a charter that has been approved by the Board. Copies of the Corporate Governance Guidelines, Code of Business Conduct and Ethics and committee charters are available at our website, www.prepaidlegal.com. In addition, copies of these documents are available to any shareholder who requests them from our Secretary. We intend to disclose amendments to, or waivers from, our Code of Business Conduct and Ethics by posting to our website.

Our Corporate Governance Guidelines requires that the non-management directors meet in executive session immediately following each meeting of the Board. The Guidelines provide that the Chairman of the Nominating Committee, currently Mr. Belsky, will preside over these meetings.

Our Corporate Governance Guidelines provide that any person, including any shareholder, desiring to communicate with, or make any concerns known to us, directors generally, non-management directors or an individual director only, may do so by submitting them in writing to our Quality Assurance Supervisor, One Pre-Paid Way, Ada, Oklahoma 74820, with information to identify the person submitting the communication or concern, including the name, address, telephone number and an e-mail address (if applicable), together with information indicating the relationship of such person to us. Our Quality Assurance Supervisor is responsible for maintaining a record of any such communications or concerns and submitting them to the appropriate addressee(s) for potential action or response. We will establish the authenticity of any communication or concern before forwarding. Under the Corporate Governance Guidelines, we are not obligated to investigate or forward any anonymous submissions from persons who are not our employees.

Director Compensation
The following table summarizes the compensation of directors in 2009:

Name	Fees Earned or Paid in Cash (1)	All Other Compensation
Orland G. Aldridge	$42,000	$–
Martin H. Belsky	43,500	–
Peter K. Grunebaum	54,500	–
John W. Hail	34,000	–
Duke R. Ligon (2)	35,000	50,000
Thomas W. Smith (1)	–	–
Harland C. Stonecipher (1)	–	–

(1)
Our 2009 standard compensation for non-employee directors consisted of a retainer for $7,500 per quarter in addition to the payment of $1,000 per Board and committee meeting attended. The chairs of the Compensation and Nominating Committees received $1,500 per meeting and the chair of the Audit Committee received $2,500 per meeting. No form of compensation other than cash was provided to any director except as discussed below. Mr. Smith has waived the receipt of any cash compensation in exchange for reimbursement of expenses related to charter aircraft used for travel to and from Board meetings. Such reimbursement paid to third parties was $32,965 for 2009 and does not include any costs related to the use of our aircraft to transport Mr. Smith. Mr. Stonecipher, as an employee of ours, does not receive additional compensation for Board service.

(2)
Mr. Ligon received compensation during 2009 for his services as a member of our Advisory Council. The Advisory Council is currently comprised of four legal professionals with a wide range of experience in law and business, including three former Attorneys General and Mr. Ligon. Each member of the Advisory Council receives $50,000 annually, paid monthly, for his participation.

As of December 31, 2009, no director held options to purchase shares of Common Stock.

The Board of Directors recommends that the shareholders vote “FOR” the re-election of Orland G. Aldridge, Peter K. Grunebaum and Duke R. Ligon to the Board of Directors.

PROPOSAL TWO

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General
The Audit Committee has directed us to submit the selection of our independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. Neither our bylaws nor other governing documents or law require shareholder ratification of the selection of Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Grant Thornton to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee may in its discretion direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interest and that of our shareholders.

The Board of Directors recommends that the shareholders vote “FOR” the ratification of Grant Thornton as our independent registered public accounting firm for the year ending December 31, 2010.

Audit Committee Report
In accordance with its written charter adopted by the Board of Directors (“Board”), the Audit Committee of the Board (“Committee”) assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices.

In discharging its oversight responsibility as to the audit process, the Audit Committee received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence, and has discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Committee also discussed with management and the independent auditors the quality and adequacy of our internal controls. The Committee reviewed with the independent auditors their audit plans, audit scope, and identification of audit risks.

The Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in AU Section 380 of the Public Company Accounting Oversight Board Auditing Standards, “The Auditor’s Communication with Those Charged with Governance” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements.

The Committee reviewed and discussed our audited financial statements as of and for the fiscal year ended December 31, 2009, with management and the independent auditors. Management has the responsibility for the preparation of our financial statements and the independent auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the Securities and Exchange Commission. The Committee has approved reappointment of the independent auditors for 2010.

/s/ Peter K. Grunebaum	/s/ Martin H. Belsky	/s/ Orland G. Aldridge
Peter K. Grunebaum Committee Chairman	Martin H. Belsky Committee Member	Orland G. Aldridge Committee Member

Audit and Other Fees
Grant Thornton served as our independent registered public accounting firm during 2009 and 2008. The aggregate fees billed by Grant Thornton for 2009 and 2008 for various services are set forth below:

	2009	2008
Audit Fees	$533,978	$430,630
Audit-Related Fees	25,000	21,000
Tax Fees	–	–
All Other Fees	–	–

Fees for audit services include fees associated with the annual audit of us and our subsidiaries (including audit fees related to Section 404 of the Sarbanes-Oxley Act), the review of our quarterly reports on Form 10-Q and required statutory audits. Audit-related fees principally include audits in connection with our employee benefit plans, due diligence and accounting consultations. Tax fees include tax compliance, tax advice and tax planning related to Federal, state and international tax matters.

The Audit Committee has considered whether the provision of non-audit services by Grant Thornton is compatible with maintaining auditor independence and adopted in 2003 a policy that requires pre-approval of all audit and non-audit services. Such policy requires the Committee to approve services and fees in advance and requires documentation regarding the specific services to be performed. All 2009 audit and non-audit services fees were approved in advance in accordance with the Committee’s policies.

EXECUTIVE OFFICERS, COMPENSATION AND OTHER INFORMATION

Executive Officers
Our current executive officers are named below:

Name	Age	Position
Harland C. Stonecipher	71	Chairman of the Board of Directors (1)
Randy Harp	54	Co-Chief Executive Officer, President and Chief Operating Officer(1)
Mark Brown	56	Co-Chief Executive Officer, Senior Vice President and Chief Marketing Officer(1)
Steve Williamson	49	Chief Financial Officer
Kathleen S. Pinson	57	Vice President of Regulatory Compliance and Secretary

Note (1): Effective April 2, 2010, Mr. Stonecipher relinquished the title and responsibilities of Chief Executive Officer and President. At the suggestion of Mr. Stonecipher, the Board of Directors unanimously approved that the title and responsibilities of Chief Executive Officer will be shared equally by two co-Chief Executive Officers - Randy Harp and Mark Brown. The Board also named Mr. Harp as President.

For description of the business background and other information concerning Mr. Stonecipher, see “Election of Directors” above. All executive officers serve at the discretion of the Board, subject to, in the case of Mr. Stonecipher, the terms of his employment agreement described below.

Unless otherwise discussed below, none of the corporations or other entities named below is a parent, subsidiary or other affiliate of the Company.

Randy Harp
Mr. Harp was named Chief Financial Officer in March 1990 and served in that capacity until May 2000 and has served as Chief Operating Officer since March 1996. Mr. Harp served on the Board of Directors from March 1990 until May 2004 when he resigned from the Board of Directors as part of a corporate governance initiative required by the rules of the NYSE to have independent, outside directors comprise the majority of the Board. Mr. Harp is a Certified Public Accountant. Effective April 2, 2010, Mr. Harp assumed additional responsibilities as our President and co-Chief Executive Officer.

Mark Brown
Mr. Brown was named Senior Vice President and Chief Marketing Officer in October 2006. Prior to his appointment to the new position, Mr. Brown was our National Sales Director for Group Marketing and Senior Regional Vice President for most of the State of Texas and has been one of our independent associates for more than eleven years. Prior to his association with us, Mr. Brown owned his own printing business for 18 years. Effective April 2, 2010, Mr. Brown assumed additional responsibilities as our co-Chief Executive Officer.

Steve Williamson
Mr. Williamson was named our Chief Financial Officer in May 2000. From April 1997 until his employment with us in March 2000, Mr. Williamson served as the Chief Financial Officer of Peripheral Enhancements, Inc., an electronic memory assembly company. Prior to April 1997, Mr. Williamson served as Director in Charge of Banking Practice for Horne & Company, a public accounting firm. Mr. Williamson is a Certified Public Accountant.

Kathleen S. Pinson
Ms. Pinson was named our Controller in May 1989 and has been a Vice President of ours since June 1982. Ms. Pinson served on the Board of Directors from April 1990 until August 2002 when she resigned from the Board of Directors together with three other directors as part of a corporate governance initiative to have outside directors comprise the majority of the Board. Ms. Pinson has been employed by us since 1979 and currently serves as Vice President of Regulatory Compliance and Secretary. Ms. Pinson is a Certified Public Accountant.

Significant Employee - Wilburn L. Smith
Wilburn Smith has been active in our marketing division since 1980. He served as one of our directors from March 1993 to October 1995 and from April 1997 to December 2001, during which time he also served as our President. Mr. Smith currently serves as our National Marketing Director.

Compensation Discussion and Analysis
General
Effective April 2, 2010, Mr. Stonecipher relinquished the title and responsibilities of Chief Executive Officer and President. At the suggestion of Mr. Stonecipher, the Board of Directors unanimously approved that the title and responsibilities of Chief Executive Officer will be shared equally by two co-Chief Executive Officers - Randy Harp and Mark Brown. The Board also named Mr. Harp as President. The Compensation Committee has not yet made any recommendations regarding any possible compensation changes due to this management change, therefore the following analysis pertains to the compensation policies that were in place during 2009 and thus far in 2010:

Our compensation philosophy and the objectives of our compensation programs are to:

•
Recognize that membership revenues and growth in membership revenues are the most significant factors in our corporate objectives, since the expense components of our business as a percentage of membership revenues do not vary materially. Accordingly, incentive compensation should be based on membership or membership revenue metrics.

•
Pay compensation to our Chief Executive Officer primarily based on incentive compensation tied to membership revenues, and secondarily as required by long-standing written agreements with Mr. Stonecipher.

•	Pay our Chief Marketing Officer based solely on incentive compensation tied to memberships written.

•
Pay our other home office named executive officers primarily with annual salaries competitive in the local market and in amounts recognizing relative levels of responsibility, and secondarily with incentive compensation based on growth of in-force membership revenues due to their lesser level of influence over marketing efforts.

•	Eliminate equity compensation as a component of executive compensation, as it is inconsistent with our stock repurchase policy.

•
Provide a non-qualified deferred compensation program to permit us and our Chief Executive Officer to avoid the nondeductibility provisions of Section 162 of the Internal Revenue Code for compensation in excess of $1 million, and to permit supplemental retirement benefits for all named executive officers in excess of amounts provided under our defined contributions plan.

To maintain simplicity in our compensation, we have not historically adopted any equity or long-term compensation plans other than stock options, which we discontinued granting to executive officers in 2002. We have not evaluated gains from historical option exercises or potential gains from option exercises in evaluating other executive officer compensation. We do not have any specific equity ownership guidelines, but we strongly encourage our executive officers to own our Common Stock.

We also do not have term employment agreements with anyone other than Mr. Stonecipher, which was entered into in 1993 and is currently on a year-to-year basis.

The Compensation Committee has not engaged in any benchmarking or peer group comparisons in connection with any compensation decisions because of the unique characteristics of the Company and the absence of any true peer groups. For our incentive cash compensation plans that are based on the formulas described, there have been no historical discrepancy adjustments to the amount of such compensation, except as with respect to Mr. Stonecipher’s incentive compensation as described below.

The elements of our compensation for named executive officers vary, depending on their position, and are described below. All of these elements, other than those for which the Company is contractually obligated, are subject to change if the Compensation Committee believes a change is appropriate. The Compensation Committee has reviewed the relative compensation of all of the named executive officers. The total compensation of the Chief Executive Officer, which is significantly higher than our other named executive officers, reflects his critical role in the founding and development of the Company, ongoing marketing of the Company’s memberships, and supervision of the marketing force. Likewise, the compensation of our Chief Marketing Officer at potentially higher levels than other named executive officers reflects our philosophy that marketing is the most important factor in our Company’s growth and success.

Because our compensation arrangements are relatively simple and we do not have complex equity plans, or significant change of control or severance obligations, the Compensation Committee does not use tally sheets in analyzing executive officer compensation, but does review each element of compensation as described in this Proxy Statement in evaluating and approving our Chief Executive Officer’s total compensation and consulting with the Chief Executive Officer with respect to the total compensation of other executive officers.

The Compensation Committee has reviewed the Company’s compensation programs and determined that none of the Company’s compensation programs would create risks that do, and are reasonably like to, have a material adverse effect on the Company. The Compensation Committee presented its review and its conclusion to the entire Board.

Individual Elements of Compensation
Chief Executive Officer – Mr. Harland C. Stonecipher
Incentive Compensation. The primary element of compensation paid to Mr. Stonecipher is formula incentive compensation based on the level of our membership fees (the “Membership Fee Plan”). Since 2004, and during 2009, Mr. Stonecipher has been eligible to receive up to one-half of one percent (.5%) of Membership fees collected. Payment of this 0.5% incentive has been conditioned on our meeting certain monthly and quarterly Membership revenue thresholds. Mr. Stonecipher receives a monthly bonus equal to 0.25% of monthly Membership fees if the month’s Membership fees are at least 85% of the Membership fees for the same month of the prior year. Additionally, Mr. Stonecipher receives a quarterly bonus equal to 0.25% of the quarter’s Membership fees if the quarter’s Membership fees are greater than the Membership fees for the comparable quarter of the prior year. The aggregate annual amount of these bonuses was reduced by $500,000 from 2005 through 2008 by reason of our now owning and operating corporate aircraft, which aircraft services were previously provided through aircraft partially owned by Mr. Stonecipher (the “aircraft reduction”). The aircraft reduction was terminated by the Board of Directors at its regularly scheduled meeting of August 11, 2009 and thus not in effect for 2009. The Membership Fee Plan is subject to annual review by the Compensation Committee. During 2009, Mr. Stonecipher earned $1,109,252 in bonuses under this plan representing 12 monthly bonuses and $283,876 from one quarterly bonus. These amounts were between the threshold and target levels reflected in the previous proxy statement. Mr. Stonecipher also has historically received and is expected to continue to receive incentive compensation equal to 2.5% of premiums received by unrelated insurance companies that issue cancer and dread disease policies through PPL Agency, a wholly owned subsidiary of ours that sells such policies through less than five independent agents (the “PPL Agency Plan”). This incentive was originated in 1982 when PPL Agency was organized to recognize Mr. Stonecipher’s efforts in organizing this agency. In 2009, Mr. Stonecipher earned $31,593 in compensation under this arrangement. In 2009, these incentive compensation components represented 77% of Mr. Stonecipher’s total cash compensation.

Salary and Member Override. The base salary of Mr. Stonecipher has been established pursuant to an employment agreement that commenced in January 1993 and expired in 2003, but automatically extends for successive one-year periods until either party elects to terminate the agreement at least 30 days prior to the expiration date. At inception of the agreement, Mr. Stonecipher’s base salary was $157,755 and it has not been adjusted since that time, as the Compensation Committee prefers to provide compensation to Mr. Stonecipher primarily in the form of incentive compensation described above. Pursuant to a separate agreement with us entered into in 1986 originally intended to incentivize growth in new memberships, Mr. Stonecipher  is  entitled  to  an  override  commission,  payable monthly, in  an amount equal to $.025 per active Membership, with a maximum payable of $20,000 per month (equivalent to 800,000 members) or $240,000 per year (the "Member Override

Agreement”). At the time the agreement was entered into in 1986, the Company had 133,816 members. The payment of such commissions to Mr. Stonecipher continues during his lifetime and after his death to his designated beneficiaries and their successors so long as the Company sells legal expense plans. The Company intends to continue to abide by this agreement but it is now considered the same as salary given the level of the Company’s memberships far exceeds the 800,000 members needed to generate the maximum override commission.

Post-Employment Compensation. Mr. Stonecipher is entitled to post-employment compensation under our defined contribution qualified retirement plan in which he participates on the same basis as all other employees. He is also a participant in our non-qualified deferred compensation plan that is described below. He also receives a supplemental retirement benefit under his employment agreement that is described below under “Other Potential Post-Employment Payments.”  Finally, as noted above, he will continue to receive payments under the Member Override Agreement.

Chief Marketing Officer – Mr. Mark Brown
Incentive Compensation. Our Chief Marketing Officer receives solely cash incentive compensation in various capacities. As a sales associate, he receives commissions from sales of memberships both personally, and by members in his personal sales organization on the same basis as all other sales associates (“Personal Commissions”). As head of our group marketing, he receives a 0.5% override on group membership revenues received for memberships written after April 15, 2002, the date on which this override was created (“Group Override”). As a regional vice president for Texas, he receives a 0.2% override on Texas membership revenues received for memberships written after July 10, 1996, the date on which the override was created (“RVP Override”). All of the foregoing was in place before he became Chief Marketing Officer. As Chief Marketing Officer, he receives a 0.13% override on membership revenues that are received on memberships written after November 22, 2006, the date on which this override was created (“Membership Fee Override”).

Post-Employment Compensation. Mr. Brown, like all other sales associates, will continue to receive Personal Commissions after separation of employment so long as he remains a vested associate, which requires him to maintain a personal membership or sell at least three memberships per quarter and abide by the applicable policies and procedures for our associates. He will also receive post-employment compensation under our defined contribution plan on the same basis as all other employees.

Other Named Executive Officers
Salary. The other named executive officers receive salaries established by our Chief Executive Officer in consultation with the Compensation Committee that are based on their relative seniority, level of responsibility, an assessment of each executive officer’s performance and potential contribution to our financial and operational objectives. Salary is typically the most significant portion of the other named executive officers’ compensation and represented 100% of their total compensation in 2009.

Incentive Compensation. We have a non-equity incentive plan for the other named executive officers under which they are entitled to quarterly bonuses equal to a percentage of their salaries equal to the percentage increase in active membership fee revenue in force as of the end of each quarter from the end of the same quarter in the preceding year subject to such increase being more than 2% (the “In Force Premium Bonus Plan”).

Post-Employment Compensation. Our other named executive officers are entitled to post-employment compensation under our defined contribution qualified retirement plan in which they participate on the same basis as all other employees. They are also participants in our non-qualified deferred compensation plan that is described below.

Personal Benefits and Perquisites
We own two corporate airplanes that are used almost exclusively for business purposes by our executive officers and other employees. On business travel, Mrs. Stonecipher routinely accompanies Mr. Stonecipher. We believe this practice is consistent with the family image we desire to present to our sales force and employees. There is no incremental cost to us for Mrs. Stonecipher to accompany Mr. Stonecipher on these trips. Occasionally, we permit Mr. Stonecipher to use one of the planes for personal purposes. In these circumstances, Mr. Stonecipher reimburses us at an hourly rate intended to fully offset both our fixed and incremental cost of this travel, including fuel, maintenance, personnel, insurance, etc. and any miscellaneous trip expense. During 2009, Mr. Stonecipher used the corporate aircraft for personal purposes 2.8 hours (approximately 1.0% of the total aircraft usage) and reimbursed us $5,505. We also provide automobiles (including fuel and maintenance) for Mr. Stonecipher and provided one for Mr. Harp until August 2009. The cost attributable to their personal use based on the estimated lease value of the automobiles, plus fuel and maintenance, is included in their taxable wages and unless the aggregate amount of personal benefits is less than $10,000, is reflected in the summary compensation table below. We also have a split dollar life insurance plan for Mr. Stonecipher and his wife that was entered into in 1984 and is described below.

Impact of Regulatory Requirements on Executive Compensation Decisions
Section 162(m) of the Internal Revenue Code provides that we may be limited in deducting annual compensation in excess of $1 million paid to certain executive officers. The Compensation Committee has considered the effect of Section 162(m) on our compensation program. The deferred compensation plan described below was adopted in 2002 in part to be responsive to the limitations of Section 162 by permitting the deferral of compensation that would not otherwise be deductible under Section 162. In certain circumstances, it may be in our shareholders’ best interests to retain the flexibility to pay compensation that may not be deductible under Section 162. The Compensation Committee reviewed this amount from a cost/benefit perspective and concluded that it was acceptable.

Compensation Committee Report
In accordance with its written charter adopted by the Board of Directors (“Board”), the Compensation Committee of the Board is responsible for establishing the compensation of our Chief Executive Officer, Mr. Stonecipher, and overseeing the compensation process as it relates to our other executive officers to assure they are compensated in a manner consistent with our overall objectives. The Compensation Committee is also obligated to communicate to shareholders information regarding the Company’s compensation policies and the reasoning behind such policies.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) with management. Based on this review and discussions, the Compensation Committee recommended to the Board that the CD&A be included in this proxy statement.

The preceding report is presented by the members of the Compensation Committee.

/s/ Martin H. Belsky	/s/ Duke R. Ligon
Martin H. Belsky	Duke R. Ligon
Committee Member	Committee Member

Summary Compensation Table
The following table sets forth the compensation paid by us for services rendered during the years ended December 31, 2009, 2008 and 2007, respectively, to the individuals identified below, who are referred to as our “named executive officers.”

Name and Principal Position	Year	Salary(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total(4)
Harland C. Stonecipher	2009	$397,747	$1,424,721	$30,070	$1,852,538
Chairman, Chief Executive Officer	2008	400,781	1,800,175	35,315	2,236,271
and President	2007	397,747	1,761,687	36,112	2,195,546

Randy Harp	2009	272,379	–	14,700	287,079
Chief Operating Officer	2008	276,464	18,442	15,060	309,966
	2007	250,394	21,841	13,200	285,435

Mark Brown	2009	–	1,213,217	5,200	1,218,417
Chief Marketing Officer	2008	–	1,006,707	5,300	1,012,007
	2007	–	758,092	5,200	763,292

Steve Williamson	2009	165,375	–	9,957	175,332
Chief Financial Officer	2008	161,629	10,616	11,140	183,385
	2007	146,411	12,047	8,550	167,008

Kathleen S. Pinson	2009	163,567	–	9,850	173,417
Vice President of Regulatory	2008	172,923	11,144	11,637	195,704
Compliance and Secretary	2007	151,861	12,392	7,500	171,753
____________________
(1)	The salary amount for Mr. Stonecipher includes salary payable under his employment agreement and amounts payable under the Member Override Agreement.

(2)
Non-equity incentive plan compensation paid to Mr. Stonecipher consists of: (i) $1,393,128, $1,752,537 and $1,703,125, in 2009, 2008 and 2007, respectively, payable under the Membership Fee Plan after the aircraft reduction (if applicable); and (ii) $31,593, $47,638 and $58,562, in 2009, 2008 and 2007, respectively, payable under the PPL Agency Plan.

For Mr. Brown, non-equity incentive compensation includes (i) $488,809, $353,857 and $303,364, in 2009, 2008 and 2007, respectively, payable as Personal Commissions; (ii) $401,867, $374,444 and $258,045, in 2009, 2008 and 2007, respectively, payable as Group Override; (iii) $85,958, $84,201 and $88,622, in 2009, 2008 and 2007, respectively, payable as RVP Override; and (iv) $236,583, $194,205 and $108,061, in 2009, 2008 and 2007, respectively, payable as Membership Fee Override.

For the other named executive officers, non-equity incentive compensation consists of amounts payable under the In Force Premium Bonus Plan.

For a description of these various incentives, see “Compensation Discussion and Analysis – Individual Elements of Compensation” beginning on page 15.

(3)
All other compensation of Mr. Stonecipher includes $903, $1,322 and $1,721, in 2009, 2008 and 2007, respectively, relating to the time value of premiums paid pursuant to a certain split dollar life insurance agreement that provides for such premiums to be refunded to us upon Mr. Stonecipher’s death; $14,467 during 2009 and $21,191 in each of 2008 and 2007 of automobile related cost attributable to personal use based on the estimated lease value of the automobile; and also includes $14,700, $12,802 and $13,200, in 2009, 2008 and 2007, respectively, representing vested contributions by us to our deferred compensation plan and the Employee Stock Ownership and Thrift Plan and Trust (the “ESOP”). All other compensation of Messrs. Williamson, Brown and Harp and Ms. Pinson consists of vested contributions by us to the deferred compensation plan and the ESOP.

(4)
Annual compensation amounts include amounts deferred at the election of the named executive officers pursuant to a non-qualified deferred compensation plan that we adopted in 2002, as described below under “Nonqualified Deferred Compensation.”

Plan-Based Awards
Under various incentive plans described above in the Compensation Discussion and Analysis, our named executive officers will be entitled to receive incentive compensation in 2010 (and potentially future years if such plans continue) based on the level of membership fees or annual in force membership fees at the end of each quarter. The following table estimates the amount of such payments based on the various assumptions contained in the table. There is no assurance that any of such payments will be made if the criteria for payment under such incentive plans are not achieved. In addition, there are no maximum amounts payable under the plans listed, so if the performance criteria exceed the assumed maximum level reflected in the table, the amount of compensation would also be greater.

		Actual or Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name and Principal Position	Plan	Threshold	Target	Maximum
Harland C. Stonecipher	Membership Fee Plan-Monthly (1)	$–	$1,166,419	$1,277,506
Chairman	Membership Fee Plan-Quarterly (2)	1,055,331	1,166,419	1,277,506
	PPL Agency Plan (3)	23,888	31,850	39,813
Randy Harp Co-Chief Executive Officer, President and Chief Operating Officer	In Force Premium Bonus Plan (4)	–	53,244	106,488
Mark Brown	Personal Commission (5)	464,369	513,249	562,130
Co-Chief Executive Officer, Chief Marketing Officer and Senior	Group Override (6)	381,774	421,960	462,147
Vice President	RVP Override (7)	81,660	90,256	98,852
	Membership Fee Override (8)	224,754	248,412	272,070
Steve Williamson Chief Financial Officer	In Force Premium Bonus Plan (4)	–	30,000	60,000
Kathleen Pinson Vice President of Regulatory Compliance and Secretary	In Force Premium Bonus Plan (4)	–	31,000	62,000

____________________
(1)
The Membership Fee Plan - Monthly estimated payouts for 2010 are based on the following level of membership fees for each month of 2010 compared to the comparable month of 2009:  Threshold 95%; Target 105% and Maximum 115%. Specific revenue targets associated with these levels would be $422 million, $467 million and $511 million, respectively.

(2)
The Membership Fee Plan - Quarterly estimated payouts for 2010 are based on the following level of membership fees for each quarter of 2010 compared to the comparable quarter of 2009:  Threshold 100%; Target 105% and Maximum 115%. Specific revenue targets associated with these levels would be $422 million, $467 million and $511 million, respectively.

(3)
The PPL Agency Plan estimated payouts for 2010 are based on the following levels of PPL Agency commission income compared to 2009:  Threshold 75%; Target 100% and Maximum 125%. Since these compensation elements do not directly relate to overall company revenue, no specific revenue targets are applicable.

(4)
The In-Force Premium Bonus Plan estimated payouts for 2010 are based on the following levels of increases in annual in force premiums at the end of each quarter of 2010 compared to the comparable quarter of the prior year:  Threshold 2%; Target 5% and Maximum 10%. There are no payments made under this Plan unless the annual in force premium at the end of each quarter of 2010 is more than 2% above the annual in force premium as of the end of the comparable quarter of 2009. Specific revenue targets associated with these levels would be $453 million, $467 million and $489 million, respectively.

(5)
The Personal Commission estimated payouts for 2010 are based on the following levels of personal commissions for 2010 compared to 2009:  Threshold 95%; Target 105%; Maximum 115%. Since these compensation elements do not directly relate to overall company revenue, no specific revenue targets are applicable.

(6)
The Group Override estimated payouts for 2010 are based on the following levels of group membership fees for 2010 compared to 2009:  Threshold 95%; Target 105%; Maximum 115%. Since these compensation elements do not directly relate to overall company revenue, no specific revenue targets are applicable.

(7)
The RVP Override estimated payouts for 2010 are based on the following levels as Texas membership fee revenue for 2010 compared to 2009:  Threshold 95%; Target 105%; Maximum 115%. Since these compensation elements do not directly relate to overall company revenue, no specific revenue targets are applicable.

(8)
The Membership Fee Override estimated payouts for 2010 are based on the following levels of membership fees in 2010 compared to 2009:  Threshold 95%; Target 105%; Maximum 115%. Specific revenue targets associated with these levels would be $422 million, $467 million and $511 million, respectively.

Stock Options
There have been no grants of stock options under our Stock Option Plan to any of the named executive officers since May 2002.

Outstanding Equity Awards
The following table reflects outstanding stock options held by our named executive officers as of December 31, 2009:

Option Awards
	Number of Securities Underlying Unexercised Option		Option Exercise Price	Option Expiration Date

Name	Exercisable	Unexercisable
Harland C. Stonecipher	–	–	N/A	N/A
Randy Harp (1)	30,000	–	19.20	March 1, 2011
Mark Brown	–	–	N/A	N/A
Steve Williamson (1)	8,000	–	$19.20	March 1, 2011
Kathleen S. Pinson	–	–	N/A	N/A

(1)	Option vesting date is May 23, 2005

Option Exercises
None of our named executive officers exercised stock options during 2009.

Equity Compensation Plans
The following table provides information with respect to our equity compensation plans as of December 31, 2009, (other than our tax qualified Employee Stock Ownership Plan designed to provide retirement benefits).

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	38,000	$19.20	1,346,252
Equity compensation plans not approved by security holders	–	–	–
Total	38,000	$19.20	1,346,252

___________
(1)	These stock options have been issued pursuant to our Stock Option Plan that has been approved by security holders. We do not expect to grant any additional options under this plan.

Nonqualified Deferred Compensation
In 2002, we adopted, as part of our post-employment compensation policy for executive officers and certain managers, an unfunded, nonqualified deferred compensation plan, which permits our executive officers and other key employees to defer receipt of a portion of their annual compensation. Deferred amounts accrue hypothetical returns based on investment options selected by the participant. Deferred amounts are paid in cash based on the value of the investment option and are generally payable following termination of employment in a lump sum or in installments as elected by the participant, but the plan provides for distributions in the event of total disability or death and distributions upon a change in control. The plan also provides a death benefit of $500,000 payable to the beneficiary of each named executive officer participant in the plan if such officer dies before he is entitled to receive the benefits offered pursuant to such plan. Although the plan is unfunded and represents an unsecured liability of ours to the participants, we have purchased variable life insurance policies owned by us to insure the lives of the group of participants and to finance our obligations under the plan.

A participant in the plan may elect to defer receipt of up to 75% of their base salary and up to 100% of their bonus compensation. Amounts deferred accrue hypothetical returns based upon investment options selected by the participant. These investment options generally include mutual funds representing various asset classes and each executive may change investment elections daily. Earnings on these mutual funds ranged from 1.3% to 69.1% during the 12 months ended December 31, 2009. Under the plan, we promise to pay our executives the amounts of their compensation that the executives elected to defer plus the accrued returns. We may, in our sole discretion, make a discretionary make-up matching contribution to the deferral account of each participant in the deferred compensation plan who (1) had elective salary deferrals to the 401(k) plan in the maximum amount permitted under the 401(k) plan for the prior plan year, and (2) deferred an amount to the deferred compensation plan for the prior plan year. The amount of the discretionary make-up matching contribution made to the deferred compensation plan shall be determined to be any amount necessary (a) to replace any lost benefit due to the participant's participation in the deferred comp plan and (b) to restore any matching contribution that would have been made on behalf of the participant under the 401(k) plan for such plan year but which could not be made because of any reduction in matching contributions under the 401(k) plan attributable to ADP testing limitations on the participant's elective salary deferrals to the 401(k) Plan. During 2009, we made $7,854 in discretionary make-up matches and amounts attributable to our named executive officers are included in the table below.

The participants in the plan are entitled to payments from the plan upon the earlier of: (i) reaching the age of 65, or in the case of Mr. Stonecipher, on November 6, 2012, (which was 10 years after adoption of the plan); (ii) disability; (iii) death; (iv) a change in control; or (v) termination of employment. Amounts payable to plan participants are payable in a lump sum or in annual installments (5, 10 or 15) as elected by the participant, although we may, at our discretion, pay the participant the lump sum to which such participant is entitled.

We consider our nonqualified compensation plan as an important element of compensation payable to our executive officers. Because the plan is voluntary and primarily funded only by participant individual deferrals, we do not take into consideration amounts payable to a participating executive officer under the plan when making compensation decisions regarding such officer. The purpose of the deferred compensation plan is to provide our officers with an additional investment vehicle in which to achieve their long-term investment and other income tax planning goals in recognition of certain limitations on such individuals’ participation in our defined contribution plan pursuant to federal income tax rules and regulations applicable to highly compensated individuals. Additionally, the plan was adopted to allow us to address the limitations on executive compensation imposed by Section 162(m) of the Internal Revenue Code.

The following table sets forth activity under the plan in 2009:

Name	Executive Contributions in Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year (1)	Aggregate Earnings in Last Fiscal Year(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End
Harland C. Stonecipher	$488,140	$4,362	$300,476	$–	$6,636,072
Randy Harp	72,534	3,236	96,343	–	474,199
Mark Brown (2)	–	–	–	–	–
Steve Williamson	9,972	213	13,012	–	69,913
Kathleen S. Pinson	15,512	43	16,123	–	113,454

(1)
Amounts deferred at the election of the named individuals and discretionary make-up contributions by us pursuant to our nonqualified deferred compensation plan are included in the Summary Compensation Table above.

(2)	Mr. Brown was not eligible to participate in the plan.

(3)	Earnings are based on the hypothetical investment options selected by each participant.

As of December 31, 2009, we had an aggregate deferred compensation liability of $9.2 million, which is included in other non-current liabilities. At December 31, 2009, the cash value of the underlying insurance policies owned by us was $8.3 million and was included in other assets.

Defined Contribution Plan
We offer a tax qualified defined contribution “401k” plan to all of our employees, including our executive officers, to provide a benefit payable to an employee or his heirs upon retirement, total disability, or death. Under the terms of the plan and subject to limitations of federal law, each of our employees can elect to defer a portion of his compensation and direct such deferrals to the investments offered under the plan, generally consisting of mutual funds in various asset classes as well as our Common Stock. Subject to the terms of the plan, we make discretionary matching cash contributions to the plan on behalf of the participant employees. Participants are immediately vested in their deferred contributions, but our contributions are subject to certain vesting requirements. By permitting employee deferrals to be invested in our Common Stock, we believe the interests of employees are aligned with the interest of shareholders. The plan permits employees to diversify their investment in our Common Stock made with our contributions in accordance with federal law. Executive officers participate in the plan on the same basis as all other employees. Our 2009 contributions to the plan for the account of the named executive officers are included in the Summary Compensation Table set forth above.

Other Potential Post-Employment Payments
In addition to the other post-employment payments described above, Harland Stonecipher is entitled to certain additional compensation under separate contractual arrangements as described below.

Under the terms of his 1993 employment agreement, Mr. Stonecipher is entitled to a supplemental retirement benefit of $26,000 per year for ten years or until the date of his death, if earlier. In order to receive such payments, Mr. Stonecipher has agreed to make himself available to render advisory and consulting services to us and not to compete with us.

In July 1984, we entered into a split dollar life insurance arrangement with Shirley A. Stonecipher, Mr. Stonecipher’s wife, whereby we agreed to pay premiums on a life insurance policy covering Mr. Stonecipher. The face amount of the policy is $600,000 and Mrs. Stonecipher is the owner and beneficiary. Mrs. Stonecipher has an agreement with us whereby upon Mr. Stonecipher’s death, the proceeds of the policy will be paid to us in an amount sufficient to reimburse premiums paid to date by us in addition to any supplemental retirement payments made pursuant to Mr. Stonecipher’s employment contract. The time value of premiums paid pursuant to this agreement is included in Summary Compensation Table set forth above. Our obligation to pay the supplemental retirement benefit described above is subject to the continuation of split dollar life insurance agreement between Mrs. Stonecipher and us. If this agreement is terminated for any reason by either party, our obligation to pay the supplemental retirement benefit also terminates.

Mr. Stonecipher’s employment contract provides that if we terminate his employment for any reason (other than for Mr. Stonecipher’s death or disability) or Mr. Stonecipher terminates his employment after a change of control of us (as defined in the agreement) or due to an uncured material breach of the agreement by us, we are required to pay Mr. Stonecipher a lump sum payment equal to the present value, using a 3% discount rate, of the total salary for the remaining term plus the supplemental retirement benefits, which are described in more detail above. If Mr. Stonecipher’s employment is terminated by us due to his disability, we are required to pay the full amount of Mr. Stonecipher’s salary to him for twelve weeks and 75% of the amount of his salary for the remaining term of the agreement subsequent to the initial twelve weeks. Additionally, if Mr. Stonecipher dies during his employment, we are obligated to pay his estate $5,000 plus the full amount of Mr. Stonecipher’s salary for 26 weeks. As described above, Mr. Stonecipher’s salary under the employment agreement is $157,755 and the maximum remaining term is one-year since the agreement is annually renewable on a year-by-year basis.

Change of Control
There are no special benefits payable to the named executive officers by reason of a change in control other than such an event entitles the named executive officers who are participants in the deferred compensation plan to commence to receive payments as described under “Nonqualified Deferred Compensation.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

John W. Hail, one of our directors, served as our Executive Vice President, Director and Agency Director from July 1986 through May 1988 and also served as Chairman of the Board of Directors of TVC Marketing, Inc., which was our exclusive marketing agent from April 1984 through September 1985. Pursuant to agreements between Mr. Hail and us entered into during the period in which Mr. Hail was one of our executive officers, Mr. Hail receives override commissions from renewals of certain Memberships initially sold by us during such period. During 2009, such override commissions on renewals together with new commission advances totaled $201,000. Mr. Hail also owns interests ranging from 12% to 100% in corporations not currently affiliated with us, including TVC Marketing, Inc., but which were engaged in the marketing of our legal service Memberships and which earn renewal commissions from Memberships previously sold. These entities earned renewal commissions of $475,000 during 2009 of which $240,000 was passed through as commissions to their sales agents. We expect these arrangements will continue in 2010 and thereafter.

As part of our share repurchase program, we may from time to time make such purchases from related parties. The table below reflects all such transactions during 2009:

Transaction Date	No. of shares	Price	Transaction Amount	Basis of Price	Acquired From	Relationship
1/30/2009	200,000	$33.57	$6,714,000	Negotiated	Idoya Partners	Partnership jointly managed by
				below closing Price		Director Thomas W. Smith and others(1)

(1)This transaction was pursuant to a letter agreement executed by Idoya Partners and Harland Stonecipher. Mr. Smith’s personal interest in this transaction was approximately $3.5 million.

Our new office building contains two apartments, one for use by certain of our visitors and one for use by Mr. Stonecipher and his wife, for his convenience as well as to entertain visitors using the visitor apartment. The full Board, with Mr. Stonecipher abstaining, has approved the arrangements for the use of this apartment which require Mr. Stonecipher to pay rent to us at a rate of $1,000 per month, which exceeds the estimated fair market rental value based on an outside appraisal. Additionally, the full Board, with the exception of Mr. Stonecipher, has approved that Shirley Stonecipher, Mr. Stonecipher’s wife, can continue to rent and use the apartment subsequent to Mr. Stonecipher’s death.

We require that any situation, transaction or relationship that gives rise to an actual or potential conflict of interest for our executive officers must be disclosed to the Board in writing. We may permit the conflicted transaction only if full disclosure is made and our interests are fully protected. We consider conflicted transactions to consist of any transaction in which the executive (1) causes us to engage in business transactions with relatives or friends or companies controlled or owned by our executives; (2) uses nonpublic information for personal gain by the executive, his relatives or his friends (including securities transactions based on such information); (3) has more than a nominal financial interest in any entity with which we do business or compete; (4) receives a loan, or guarantee of obligations, from us or a third party as a result of his position with us; (5) competes, or prepares to compete, with us while still employed by us; or (6) has a financial interest or potential for gain in any transaction with us (other than compensation arrangements we have approved).

The preceding policy and examples of conflicted transactions are provided in our written Code of Business Conduct and Ethics and is available on our website at www.prepaidlegal.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of our shares of Common Stock as of March 23, 2010 by each person (other than our directors and executive officers) known by us to be the beneficial owner of more than five percent of the issued and outstanding Common Stock. Unless otherwise noted, the information is based on Schedules 13D or 13G filed by the applicable beneficial owner with the SEC or other information provided to us by the beneficial owner.

Security Ownership of Certain Beneficial Owners

	Beneficial Ownership
Name and Address of Beneficial Owner	Number of Shares	Percent of Class
Thomas W. Smith (1)	2,504,615	25.0
Scott J. Vassalluzzo (1)	1,629,515	16.3
Steven M. Fischer (1)	1,544,415	15.4
Prescott Associates L.P. (1)	1,014,675	10.1
Renaissance Technologies LLC and James H. Simons(2)	602,900	6.0
Robert S. Pitts, Jr. (3)	554,226	5.5
Blackrock Inc. (4)	582,252	5.8
_____________________
(1)
Messrs. Smith and Vassalluzzo have the sole power to vote or to direct the vote of 807,500 and 9,000 shares of Common Stock, respectively, and to dispose or to direct the disposition of 895,200 and 20,100 shares of Common Stock, respectively. Mr. Fischer has the sole power to vote or to direct the vote and to dispose or direct the disposition of no shares. Prescott Associates L.P. (“Prescott”) has the sole power to vote or to direct the vote and the sole power to dispose or to direct the disposition of 1,014,675 shares of Common Stock, respectively. Of the 1,609,415 shares of Common Stock owned by the Managed Accounts, Messrs. Smith, Vassalluzzo and Fischer share the power to vote or to direct the vote of and dispose or to direct the disposition of 1,609,415, 1,609,415 and 1,544,415 shares of Common Stock, respectively. Prescott Associates does not share the power to vote or to direct the vote and dispose or to direct the disposition of any Common Stock. The address of Prescott and each of Smith, Vassalluzzo and Fischer is 323 Railroad Avenue, Greenwich CT 06830. Information is derived from Form SC 13D/A as of March 2, 2010 and Form 4 as of March 17, 2010.

(2)
Included in the shares of Common Stock indicated as beneficially owned by Renaissance Technologies LLC (“Renaissance”) and its controlling person, James H. Simons (“Simons”), in Renaissance’s capacity as an investment advisor are 602,900 shares as to which they have sole voting power and 602,900 shares as to which they have sole dispositive power. The address of Renaissance and Simons is 800 Third Avenue, New York, NY 10022.

(3)
Included in the shares of Common Stock indicated as beneficially owned by Robert S. Pitts, Jr. (“Pitts”) are 509,665 shares beneficially owned by Steadfast Capital Management LP, a Delaware limited partnership (the “Investment Manager”), 44,561 shares beneficially owned by Steadfast Advisors LP, a Delaware limited partnership (the “Managing General Partner”), 44,561 shares beneficially owned by Steadfast Capital, L.P., a Delaware limited partnership (“Steadfast Capital”), 173,299 shares beneficially owned by American Steadfast, L.P., a Delaware limited partnership (“American Steadfast”); 336,366 shares beneficially owned by Steadfast International Master Fund Ltd., a Cayman Island exempted company (the “Offshore Fund”); 509,665 shares beneficially owned by Steadfast GP LLC, a Delaware limited liability company (the “IM General Partner”); and 44,561 shares beneficially owned by Steadfast GP Holdings LLC, a Delaware limited liability company (the “MGP General Partner”). The Investment Manager, the IM General Partner and Mr. Pitts have shared power to vote or direct the vote of 509,665 shares of Common Stock. Steadfast Capital has shared power with the Managing General Partner, the MGP General Partner and Mr. Pitts to vote or direct the vote of the 44,561 shares of Common Stock held by Steadfast Capital. American Steadfast has shared power with the Investment Manager, the IM General Partner and Mr. Pitts to vote or direct the vote of the 173,299 shares of Common Stock held by American Steadfast. The Offshore Fund has shared power with the Investment Manager, the IM General Partner and Mr. Pitts to vote or direct the vote of the 336,366 shares of Common Stock held by the Offshore Fund. The business address of each of Pitts, the Investment Manger, the Managing General Partner, Steadfast Capital and American Steadfast is 767 Fifth Avenue, 6th Floor, New York, NY 10153. The business address of the Offshore Fund is c/o Appleby Corporate Services (Cayman) Limited, P. O. Box 1350 GT, George Town, Grand Cayman, Cayman Islands.

(4)
Included in the shares of Common Stock indicated as beneficially owned by Blackrock, Inc. (“Blackrock”) are 582,252 shares beneficially owned by Blackrock as to which they have sole dispositive power and sole voting power. The business address of Blackrock Inc. is 40 East 52nd Street, New York, NY 10022.

The following table sets forth certain information concerning the beneficial ownership of our shares of Common Stock as of March 23, 2010 by (a) each of our directors or nominees for director (b) each of the named executive officers, and (c) all of our directors, nominees and named executive officers as a group.

Security Ownership of Directors and Named Executive Officers

	Beneficial Ownership (1)
Name of Director or Named Executive Officer	Number of Shares		Percent of Class
Harland C. Stonecipher, One Pre-Paid Way, Ada, Oklahoma 74820	884,792	(2)	8.8
Randy Harp	65,352	(3)	*
Mark Brown	2,371	(4)	*
Steve Williamson	11,737	(5)	*
Kathleen S. Pinson	47,841	(6)	*
Orland G. Aldridge	–		–
Martin H. Belsky	361		*
Peter K. Grunebaum	1,400		*
John W. Hail	–		*
Duke R. Ligon	–		–
All directors, nominees and executive officers as a group (10 persons)	1,013,854	(7)	10.1
_________________
* Less than 1%.

(1)
Unless otherwise indicated in the footnotes to the table and subject to community property laws where applicable, each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. The percentage of ownership for each person is calculated in accordance with rules of the SEC without regard to shares of Common Stock issuable upon exercise of outstanding stock options, except that any shares a person is deemed to own by having a right to acquire by exercise of an option are considered outstanding solely for purposes of calculating such person’s percentage ownership.

(2)
Included in the shares of Common Stock indicated as beneficially owned by Mr. Stonecipher are 861,377 shares as to which he has shared voting and shared dispositive power with his wife and 23,415 shares owned under the ESOP as to which Mr. Stonecipher has sole voting power, but shared dispositive power.

(3)	Includes 20,507 shares owned under the ESOP as to which Mr. Harp has sole voting power, but shared dispositive power, and 30,000 shares issuable upon exercise of outstanding options.

(4)	Includes 2,371 shares owned under the ESOP as to which Mr. Brown has sole voting power, but shared dispositive power.

(5)
Includes 3,365 shares owned under the ESOP as to which Mr. Williamson has sole voting power, but shared dispositive power, 372 shares held in an individual retirement account and 8,000 shares issuable upon exercise of outstanding options.

(6)
Includes 21,691 shares owned under the ESOP as to which Ms. Pinson has sole voting power, but shared dispositive power. Also, includes 4,922 shares owned under the ESOP by Ms. Pinson’s husband, also one of our employees, as to which he has sole voting power, but shared dispositive power. Ms. Pinson disclaims beneficial ownership of shares that are owned by her husband.

(7)
Includes 38,000 shares issuable upon exercise of outstanding options and 76,271 shares owned under the ESOP as to which the respective executive officers and directors have sole voting power, but shared dispositive power.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who beneficially own more than 10% of our Common Stock to file reports of ownership and changes in ownership of our Common Stock with the SEC. We are required to disclose delinquent filings of reports by such persons during 2009. Based on a review of the copies of such reports and amendments thereto received by us, or written representations that no filings were required, we believe that during 2009 all Section 16(a) filing requirements applicable to our executive officers, directors and 10% shareholders were timely met except for a Form 4 for December 2009 for Mr. Stonecipher, our Chairman, relating to a donation of 2,500 shares which was inadvertently filed a day late due to an administrative error.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Grant Thornton served as our independent registered public accounting firm for the year ended December 31, 2009 and has been selected by our Audit Committee to continue in 2010. Representatives of Grant Thornton are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

ANNUAL REPORT TO SHAREHOLDERS

Our Annual Report to Shareholders for the year ended December 31, 2009, including audited financial statements, accompanies this Proxy Statement. The Annual Report is not incorporated by reference into this Proxy Statement or deemed to be a part of the materials for the solicitation of proxies.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC is available without charge to any of our shareholders who request a copy in writing from us, Attn. Janice Stinson, Investor Relations, One Pre-Paid Way, Ada, Oklahoma 74820.

PROPOSALS OF SHAREHOLDERS AND NOMINATIONS

The Board of Directors will consider properly presented proposals of shareholders intended to be presented for action at the Annual Meeting of Shareholders. Such proposals must comply with the applicable requirements of the SEC and our bylaws. Under our bylaws, a notice of intent of a shareholder to bring any matter before a meeting shall be made in writing and received by our Secretary not more than 150 days and not less than 90 days in advance of the annual meeting or, in the event of a special meeting of shareholders, such notice shall be received by our Secretary not later than the close of the fifteenth day following the day on which notice of the meeting is first mailed to shareholders. Every such notice by a shareholder shall set forth: (a) the name and address of the shareholder who intends to bring up any matter; (b) a representation that the shareholder is a registered holder of our voting stock and intends to appear in person or by proxy at the meeting to bring up the matter specified in the notice; (c) with respect to notice of an intent to make a nomination, a description of all understandings among the shareholder and each nominee and any other person (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder and such other information regarding each nominee proposed by the shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated by our Board of Directors; and (d) with respect to notice of an intent to bring up any other matter, a description of the matter, and any material interest of the shareholder in the matter. Notice of intent to make a nomination shall be accompanied by the written consent of each nominee to serve as one of our directors, if elected. All shareholder proposals should be sent to our Secretary at One Pre-Paid Way, Ada, Oklahoma 74820.

A shareholder proposal submitted  pursuant to  Rule 14a-8 under the  Securities Exchange  Act of 1934 and intended to be included in our proxy statement relating to the 2011 Annual Meeting must be received no later than December 7, 2010. To be considered for presentation at the 2011 Annual Meeting, although not included in the Proxy Statement for such meeting, a proposal must be received within the time period set forth in our bylaws as described above. In addition, the proxy solicited by the Board of Directors for the 2011 Annual Meeting will confer discretionary authority to vote on any such shareholder proposal presented at the 2011 Annual Meeting unless we are provided with notice of such proposal no later than ninety days prior to the date of the 2011 annual meeting.

The Nominating Committee has a charter that is posted on our website at www.prepaidlegal.com. The nominating committee has not adopted a separate policy relating to nomination of directors by shareholders because the procedure for nomination is governed by our bylaws described above. The criteria for nomination of directors are set forth in the nominating committee charter and the charter does not address specific minimum qualifications or skills that a nominee or board member must have. The process used by the Nominating Committee for identifying and evaluating nominees for our board consists of reviewing qualifications of candidates suggested by management, other board members or shareholders, including personal interviews of the candidate. The specific requirements for nominees from shareholders provided by our bylaws described above are required to be followed. We have not previously received nominees from shareholders and, accordingly, are unable to determine whether the process for evaluation of shareholder nominees differs from the process for evaluation of other nominees. We anticipate, however, that the Nominating Committee will evaluate all nominees in the same manner regardless of the source of the recommendation.

The Company does not have a formal diversity program, but rather considers the diversity among the various factors relevant to any particular director nominee. The Board of Directors and the Nominating Committee consider the diversity of our incumbent directors, as well as the diversity of director nominees, including diversity of background and experience, as well as ethnic and other forms of diversity. The Board and the Nominating Committee prefer a mix of background and experience among the Board’s members. The Board and the Nominating Committee do not follow any formula or ratio to determine the appropriate mix. Rather, they use their judgment to identify nominees whose backgrounds, attributes and experiences, taken as a whole, will contribute to the high standards of Board service to the Company. We implement this policy by seeking recommendations from our current directors of persons who fulfill our requirements and who have diverse characteristics. The effectiveness of this approach is evidenced by the directors’ participation in insightful and robust yet mutually respectful deliberation that occurs at Board and Committee meetings.

OTHER MATTERS

Our Board of Directors does not know of any other matters to be presented for action at the Annual Meeting other than those listed in the Notice of Meeting and referred to herein. If any other matters properly come before the Annual Meeting or any adjournment thereof, it is intended that the proxy solicited hereby be voted as to any such matter in accordance with the recommendations of our Board of Directors.

PRE-PAID LEGAL SERVICES, INC. ONE PRE-PAID WAY ADA, OKLAHOMA 74820-5813
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your Proxy Card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, Proxy Cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your Proxy Card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your Proxy Card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED
-------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
DETACH AND RETURN THIS PORTION ONLY

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
VOTE “FOR” THE FOLLOWING.

For Withhold For All To withhold authority to vote for any
All All Except individual nominee(s), mark “For All
Except” and write the number(s) of the
nominee(s) on the line below.
1. Election of directors: ❑ ❑ ❑ ________________________

Nominees

(01) Orland G. Aldridge                                                (02) Peter K. Grunebaum                                                      (03) Duke R. Ligon

The Board of Directors recommends you vote FOR the following proposal(s).
		For	Against	Abstain
2.	Ratify the selection of Grant Thornton LLP as our independent registered public accounting firm.	❑	❑	❑

Such other business as may properly come before the meeting or any adjournment thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2 to the extent permitted. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date

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PRE-PAID LEGAL SERVICES, INC.

This Proxy Solicited on Behalf of the Board of Directors

Annual Meeting of the Shareholders

Friday, May 21, 2010

The shareholder of Pre-Paid Legal Services, Inc., an Oklahoma corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 6, 2010, and hereby appoints Randy Harp and Kathleen S. Pinson, or either of them, as proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at our 2009 Annual Meeting of Shareholders, to be held in the Liberty Auditorium at our corporate offices located at One Pre-Paid Way in Ada, Oklahoma, on Friday, May 21, 2010, at 1:00 p.m., local time, and at any adjournment thereof, and to vote all shares of our Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE NOMINEES LISTED IN ITEM 1 AND “FOR” THE PROPOSAL IN ITEM 2. IF ANY OTHER MATTERS ARE BROUGHT BEFORE THE MEETING OR IF THE NOMINEES FOR ELECTION AS DIRECTORS NAMED IN THE PROXY STATEMENT FOR ELECTION AS DIRECTORS ARE UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, THE PROXY WILL, TO THE EXTENT PERMITTED, BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD ON SUCH MATTERS OR FOR SUCH SUBSTITUTE NOMINEES AS THE BOARD MAY RECOMMEND.

PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

APPENDIX TO PROXY STATEMENT OF PRE-PAID LEGAL SERVICES, INC.
CONTAINING SUPPLEMENTAL INFORMATION REQUIRED TO BE
PROVIDED TO THE SECURITIES AND EXCHANGE COMMISSION

The following is information required to be provided to the Securities and Exchange Commission in connection with our Definitive Proxy Materials in connection with our 2010 Annual Meeting of Shareholders. This information is not deemed to be a part of the Proxy Statement and will not be provided to shareholders in connection with the Proxy Statement.

1.	We plan to mail the definitive Proxy Materials to our shareholders on or about April 6, 2010.